UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 27, 2008

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 7.01 Regulation FD Disclosure.

Effective October 27, 2008, AVI BioPharma, Inc. (the “Company”) entered into a Severance and Release Agreement (the “Agreement”) with Dr. Peter O’Hanley, the Company’s Senior Vice President for Clinical Development and Regulatory Affairs.  Under the terms of the Agreement, Dr. O’Hanley has agreed that he will resign his position effective January 9, 2009.

Dr. O’Hanley will remain a full-time employee with the Company through November 28, 2008.  Dr. O’Hanley and the Company have agreed that between December 1, 2008 and January 9, 2009, Dr. O’Hanley will be employed no more than two days per week and that Dr. O’Hanley’s salary will be reduced a corresponding amount during this period.  Dr. O’Hanley has agreed to devote his best efforts to assisting in the smooth and successful transition of knowledge and responsibilities to his replacement.

Under the terms of the Agreement, the Company and Dr. O’Hanley have also agreed to terminate the March 22, 2004 Employment Agreement between the Company and Dr. O’Hanley.   Lastly, the Company and Dr. O’Hanley agreed to a mutual release of any and all claims arising out of Dr. O’Hanley’s employment with the Company.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on October 27, 2008.

AVI BioPharma, Inc.

By:	/s/ Leslie Hudson, Ph.D.

Leslie Hudson, Ph.D.
President and Chief Executive Officer
(Principal Operating Officer)